Exhibit 99.1

Meghan L. O’Sullivan, of Harvard University, to Join United Technologies Board of Directors

FARMINGTON, Conn., October 11, 2017 - Meghan L. O’Sullivan, the Jeane Kirkpatrick Professor of the Practice of International Affairs and the Director of the Geopolitics of Energy Project at Harvard University’s Kennedy School, today was elected to the United Technologies Corp. (NYSE: UTX) Board of Directors, effective, November 1, 2017.

Dr. O’Sullivan, 48, has been a member of the Harvard faculty since 2008 and she is an adjunct senior fellow at the Council on Foreign Relations. She is dedicated to motivating and inspiring foreign and American students to pursue careers in public service and seeks to advance our understanding of global challenges and the U.S. role in the world.
“Meghan’s strong background in public policy and global issues will be extremely valuable to us as we continue to execute on our strategies to deliver customer and shareholder value,” said Greg Hayes, Chairman and CEO of United Technologies. “We are delighted to welcome Meghan to the board.”
After earning her bachelor’s degree in Economics and Government/International Relations from Georgetown University, Dr. O’Sullivan earned a master’s in Economics for Development and a doctorate in Politics from Oxford University.
Dr. O’Sullivan has held several key public policy roles, including serving as Deputy National Security Advisor for Iraq and Afghanistan under President George W. Bush. She is a trustee of the German Marshall Fund, a director of the Mission Continues, and serves on the advisory board for the Initiative on Women at the George W. Bush Institute.

About United Technologies

United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries. By combining a passion for science with precision engineering, the company is creating smart, sustainable solutions the world needs.